PSI INDUSTRIES, INC.
                            1160 South Rogers Circle
                            Boca Raton, Florida 33487
                                  561 997-1133
                                Fax 561 997-8979
                             e-mail PSIIND@GATE.NET
                        web site WWW.THEMESSAGECAMERA.COM

                                  PRESS RELEASE

                         PSI INDUSTRIES FILES CHAPTER 11

Boca Raton, Florida, July 29, 1999 - PSI Industries, Inc. [NASDAQ OTC Bulletin
Board: PSII] maker of the Message Camera PLUS(TM), today announced it has filed for protection under Chapter 11 of the Federal Bankruptcy code.

The filing became necessary as management continued to find substantial accounting irregularities. On June 2, 1999, the International Trade Commission
(ITC) issued a general exclusion order prohibiting members of the photographic industry from importing certain lens-fitted film packages, also known as one-time use cameras covered by Fuji patents. As a result of this ruling, the Company took a $2.9 million write down of inventory, resulting in the Company becoming out of covenant with LaSalle National Bank, its primary lender.

Management has retained Silverman Korenthal & Company of Skokie, IL, a management consulting firm, to assist as financial advisor to PSI. In addition, an Audit Committee comprised of two outside Board Members, has been established and approved by the Board of Directors. The Company plans to retain the firm of Crisis Management, Inc. of Miami, FL to conduct a complete investigation of the accounting irregularities.

PSI has retained the law firm of Kluger, Peretz, Kaplan & Berling, PA of Miami, FL as bankruptcy counsel.

The Message Camera PLUS(TM) is available in 32 Occasion Specific Events, each having 24 exposures and each exposure having a different pre exposed design and message on the bottom of every photo. Available Event Cameras: Happy Birthday, Wedding, It's a Boy, It's a Girl, Party, Baby's First Birthday, Baby Shower, Bridal Shower, Friendship, Bible, Bar - Bat Mitzvah, Pet Dog, Pet Cat, Fishing, IGFA Salt Water Fishing, IGFA Fresh Water Fishing, IGFA Junior Angler, Golf, Soccer, Boating, Little League, Sports, New York, California, San Francisco, Florida, Hawaii, Las Vegas, Graduation, Halloween, Seasons Greetings, New Years Millennium.

CONTACT PERSON:            BEN COHEN
PHONE:                     561 997-1133
FAX:                       561 997-8979